The Audit Committee of the Board of Trustees
Independence One Mutual Funds

In planning and performing our audit of the financial statements of Independence One Mutual Funds for the year ended April 30, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Independence One Mutual Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risks that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted certain matters involving internal control and its operation that we consider to be material weaknesses as defined above. These conditions were considered in determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of Independence One Mutual Funds for the year ended April 30, 2000, and this report does not affect our report thereon
dated June 26, 2000.   We noted the following matters involving internal
control and its operation that we consider to be material weaknesses.
During the course of our audit we requested copies of reconciliations for general ledger accounts as of April 30, 2000. These reconciliations are reviewed to corroborate the results of our study and evaluation of certain internal controls designed to detect differences between the fund's financial reports and supporting ledgers. This study and evaluation is based upon information contained in the fund accountant's report on internal controls in accordance with SAS 70. We found that the fund accountant had not performed adequate reconciliations of the International Equity Fund (the "Fund") receivable for futures margin, receivable for options sold and payable for options written and, accordingly, could not supply those reconciliations. A subsequent reconciliation effort, begun after year-end, was made by the fund accountant and detected numerous differences in those three accounts of the Fund. These differences, or reconciling items, were determined to be the result of various bookkeeping errors, missing source documents
(trade tickets) and miscommunications. These differences occurred during the entire period under audit and resulted in the occurrence of material errors that were not detected within a timely period.
The nature of the errors identified and the underlying causes indicate that there were deficiencies in the design of internal control and failures in the operation of internal control during the period under audit as such internal control relates to the Fund. Deficiencies in internal control design for the Fund included: the absence of appropriate reviews and approvals of transactions and accounting entries; inadequate procedures for appropriately assessing and applying accounting principles; and inadequate provision for ensuring the safeguarding of assets (outside of the custodian's sub-custodial network). Failures noted in the operation of internal control of the Fund included: preventing and detecting misstatements of accounting information; safeguarding assets from misuse or loss; and not performing tasks that are part of internal control, such as reconciliations.

As a result of the subsequent reconciliation effort, the fund accountant has sufficiently identified these errors and adjusted the Fund's financial statements as of April 30, 2000 to reflect the correct balances for the three accounts described above.
This report is intended solely for the information and use of management, the Audit Committee of Independence One Mutual Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Boston, Massachusetts
June 26, 2000


The Audit Committee of the Board of Trustees
Independence One Mutual Funds